Isle of Capri Casinos Provides Update on Restatement
Third Quarter Form 10-Q to be Revised at Completion of Restatement

ST. LOUIS, Mo., June 17/PRNewswire-FirstCall/ -- Isle of Capri Casinos, Inc. (NASDAQ:ISLE) announced today that in connection with the ongoing examination of its financial statements related to its previously announced restatement of financial results, it has determined that it will be necessary to revise the financial statements set forth in its Quarterly Report on Form 10-Q for its third fiscal quarter ended January 28, 2007, which was filed on April 18, 2007. The financial statement impact of these revisions, primarily relate to lease accounting and will affect rent expense.

The Company is in the process of completing the restatement of its financial statements for the fiscal years ended April 25, 2004; April 24, 2005 and April 30, 2006, and the quarterly results for fiscal 2005 and 2006 included therein, and for the first three quarters of fiscal 2007.

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Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience. Welcoming guests at each of its 16 casino properties are team members committed to superior service and a fun atmosphere. The Company owns and operates casinos in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport and Marquette, Iowa; Kansas City, Boonville and Caruthersville, Missouri and a casino and harness track in Pompano Beach, Florida. The Company also has a 57 percent ownership interest in two casinos in Black Hawk, Colorado. Isle of Capri Casinos’ international gaming interests include a casino that it operates in Freeport, Grand Bahama and a two-thirds ownership interest in casinos in Dudley and Wolverhampton.

The Company is also developing a new casino and hotel in Waterloo, Iowa, as well as a casino in Coventry, England. There are four Isle of Capri Casinos brands including “the isle,” Isle of Capri, Colorado Central Station and Rhythm City, providing over 15,000 slot machines, 500 table games and 2600 hotel rooms for our guests’ enjoyment.

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company's financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:
Isle of Capri Casinos, Inc.,
Allan B. Solomon, Executive Vice President - 561.995.6660
Donn Mitchell, Chief Financial Officer - 314.813.9319
Jill Haynes, Senior Director of Corporate Communication - 314.813.9368

NOTE: Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com . Isle of Capri Casinos, Inc.'s home page is http://www.islecorp.com .

SOURCE Isle of Capri Casinos, Inc.